News Release

February 22, 2023
SSR MINING REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS
FULL YEAR 2022 HIGHLIGHTS (1)
•ATTRIBUTABLE & ADJUSTED ATTRIBUTABLE DILUTED EPS OF $0.89 AND $0.67 PER SHARE, RESPECTIVELY
•PRODUCTION OF 623,819 GOLD EQUIVALENT OUNCES AT COST OF SALES (2) OF $985 PER OUNCE AND ALL-IN SUSTAINING COSTS (“AISC”) OF $1,339 PER OUNCE
•FULL-YEAR 2022 CAPITAL RETURNS OF $158.8 MILLION, AN APPROXIMATELY 5.0% YIELD
FOURTH QUARTER 2022 HIGHLIGHTS
•ATTRIBUTABLE & ADJUSTED ATTRIBUTABLE DILUTED EPS OF $0.43 AND $0.12 PER SHARE, RESPECTIVELY
•PRODUCTION OF 182,655 GOLD EQUIVALENT OUNCES AT COST OF SALES OF $1,064 PER OUNCE AND AISC OF $1,358 PER OUNCE
•STRONG FOURTH QUARTER OPERATING CASH FLOW OF $118 MILLION, FREE CASH FLOW OF $97 MILLION
•CLOSED THE ACQUISITION OF AN ADDITIONAL 30% INTEREST IN KARTALTEPE JOINT VENTURE, EXPANDING OWNERSHIP OF THE ÇӦPLER DISTRICT

•SUBSEQUENT TO YEAR-END, RELEASED 2023 GUIDANCE AND ROLLING THREE-YEAR OUTLOOK CONFIRMING 700,000 GOLD EQUIVALENT OUNCE PLATFORM
DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the fourth quarter and full year ended December 31, 2022. In addition, the Board of Directors declared a quarterly cash dividend of $0.07 per common share payable on March 30, 2023 to holders of record at the close of business on March 3, 2023. This dividend qualifies as an 'eligible dividend' for Canadian tax purposes.
Rod Antal, President and CEO of SSR Mining, said, “We closed 2022 with a strong balance sheet and met our revised guidance targets. We are now focused on delivering strong production and free cash flow in 2023. With the release of our 2023 and three-year guidance earlier this month, we presented our expectations for a significant year-over-year production improvement and a three-year production profile targeting 700,000 gold equivalent ounces.
Our 2023 cost guidance incorporates two significant growth initiatives for the business, the ramp-up at Çöpler’s Çakmaktepe Extension where first production is expected within the year, and waste stripping activities at Marigold’s Red Dot as we aim to optimize Marigold’s longer-term production profile. These initiatives, along with our continued advancement of the C2 expansion project at Çöpler and exploration and resource development activities across the portfolio, are key elements of our plan to sustain a longer-term production platform at or above 700,000 gold equivalent ounces annually.
Despite our continued and significant reinvestment in the business, we expect to deliver another strong year of free cash flow and capital returns to shareholders. The Company has a number of potential key catalysts targeted for 2023, including continued work on updated mine plans at Çöpler incorporating the C2 expansion project, and at Marigold highlighting the initial contribution of the New Millennium target. All considered, we see a strong and exciting year ahead for the business.”

(1) The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before working capital adjustments, free cash flow, free cash flow before changes in working capital, net cash (debt), cash costs and AISC per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.
(2) During the fourth quarter of 2022, the Company has revised the “Production costs” caption to “Cost of sales” within its Consolidated Statements of Operations to provide a more accurate description of the costs and align with commonly used terminology by industry participants. No changes were made to the previously reported amounts or the applicable accounting policies. Cost of sales excludes depreciation, depletion, and amortization.

SSR Mining Inc.	PAGE 1

Fourth Quarter and Full Year 2022 Highlights:
(All figures are in U.S. dollars unless otherwise noted)
▪Solid fourth quarter operating performance: Delivered fourth quarter production of 182,655 gold equivalent ounces at cost of sales of $1,064 per gold equivalent ounce and AISC of $1,358 per gold equivalent ounce. For the full year 2022, SSR Mining reported production of 623,819 gold equivalent ounces at cost of sales of $985 per gold equivalent ounce and AISC of $1,339 per gold equivalent ounce. Production and costs were previously reported in early February 2023 and were in line with revised 2022 guidance.
▪Announced 2023 guidance and three-year operating outlook: Previously announced 2023 production guidance of 700,000 to 780,000 gold equivalent ounces at consolidated cost of sales of $1,055 to $1,115 per gold equivalent ounce and AISC of $1,365 to $1,425 per gold equivalent ounce. SSR Mining’s three-year outlook highlights a strong and stable production base of approximately 700,000 gold equivalent ounces through 2025 without requiring significant capital investment. The Company believes these production levels are sustainable through the end of the decade.
▪Strong quarterly free cash flow: Attributable net income in the fourth quarter was $93.9 million, or $0.43 per diluted share, and adjusted attributable net income was $25.6 million, or $0.12 per diluted share. Fourth quarter operating cash flow was $118.1 million with free cash flow of $96.7 million and free cash flow before changes in working capital of $74.1 million. For the full year 2022, attributable net income was $194.1 million, or $0.89 per diluted share and adjusted attributable net income was $144.8 million, or $0.67 per diluted share. For the twelve months ending December 31, 2022, operating cash flow was $160.9 million, free cash flow was $23.4 million and free cash flow before changes in working capital was $170.7 million.
▪Continued delivery of peer-leading capital returns program: For the twelve months ending December 31, 2022, SSR Mining returned $158.8 million to shareholders, marking the Company’s second consecutive year with a capital returns yield of approximately 5.0%. Quarterly dividend payments in 2022 totaled $58.8 million, reflecting SSR Mining’s announcement of a 40% increase to the base dividend on January 31, 2022. In addition, the Company returned $100.0 million to shareholders through the cancellation of 6,053,126 shares as part of SSR Mining’s current NCIB program. Subsequent to the quarter, the Board declared a quarterly dividend of $0.07 per share to be payable on March 30, 2023.
▪Robust balance sheet with strong net cash position: At the end of 2022, SSR Mining had a cash and cash equivalent balance of $655.5 million reflecting $58.8 million in dividend payments to shareholders, $100.0 million in share repurchases, $71.2 million in scheduled debt repayments, and $170.0 million for strategic M&A transactions, including the acquisition of Taiga Gold Corp. for $20.0 million and 30% of the Kartaltepe joint venture for $150.0 million.Net cash as of year-end 2022 was $387.3 million.
▪Technical Report Summaries published for all producing assets: On February 23, 2022, the Company released Technical Report Summaries (“TRS”) for each of its operating assets in compliance with Subpart 1300 of Regulation S-K, which TRS were subsequently amended and released on September 29, 2022. These reports include refreshed operating and economic assumptions for each asset and provided a base case for further growth and optimization to support the Company’s target of a long-term annual production base of 700,000 gold equivalent ounces.
▪Mineral Reserves and Mineral Resource: The Company reported updated Mineral Reserve and Mineral Resource (“MRMR”) figures as of December 31, 2022 in the Company’s Annual Report on Form 10-K (the “Annual Report”), including total Mineral Reserves of 7.6 million gold ounces and 8.3 million gold equivalent ounces. This MRMR update does not incorporate new drilling results or resource modeling changes since the prior MRMR’s December 31, 2021 effective date and accordingly solely reflects depletion that occurred through 2022 mining activity, stockpile changes and changes resulting from asset acquisitions and divestment activity completed in 2022.

SSR Mining Inc.	PAGE 2

▪Çöpler operations return to steady state with record sulfide plant throughput: Gold production was 65,603 ounces in the fourth quarter of 2022 at cost of sales of $1,065/oz and AISC of $1,269/oz, reflecting the successful restart of operations that began in the third quarter of 2022. Sulfide plant throughput in the fourth quarter of 2022 averaged more than 8,000 tonnes per day (“tpd”), a quarterly record. In 2022, gold production for Çöpler was 191,366 ounces, above the revised full-year guidance, at full-year cost of sales of $985/oz and AISC of $1,328/oz. In 2023, Çöpler is expected to produce 240,000 to 270,000 ounces of gold, 55% weighted to the second half of 2023, at mine site cost of sales of $1,070 to $1,100 per ounce and AISC of $1,245 to $1,295 per ounce. Çöpler’s cost profile in 2023 reflects the ramp up of the Çakmaktepe Extension project, where first production is expected within the year.
▪Marigold delivers solid cost performance in fourth quarter; poised for strong 2023: Gold production was 62,875 ounces in the fourth quarter of 2022, a solid finish that included the continued recovery of the higher grade ounces stacked earlier in 2022. Cost of sales in the fourth quarter of 2022 was $1,004/oz and AISC of $1,160/oz. In 2022, gold production for Marigold was 194,668 ounces, in line with revised full-year guidance, at cost of sales of $1,053/oz and AISC of $1,378/oz. In 2023, Marigold is expected to produce 260,000 to 290,000 ounces of gold, 60 to 70% weighted to the second half of 2023, at cost of sales of $1,000 to $1,030 per ounce and AISC of $1,315 to $1,365 per ounce.
▪Seabee delivers record full-year production: Gold production was 24,709 ounces at cost of sales of $909/oz and AISC of $1,234/oz in the fourth quarter of 2022. Underground mining and plant throughput averaged approximately 1,300 tonnes per day during the fourth quarter, highlighting the ongoing success of continuous improvement initiatives at the mine. For 2022, gold production for Seabee was a record 136,125 ounces at cost of sales of $559/oz and AISC of $823/oz. Seabee is expected to produce 100,000 to 110,000 ounces of gold in 2023, 55% weighted to the second half of 2023, at mine site cost of sales of $810 to $840 per ounce and AISC of $1,160 to $1,210 per ounce.
▪Strong finish to a solid year at Puna: Silver production was 2.4 million ounces in the fourth quarter of 2022 at cost of sales of $16.53/oz and AISC of $15.97/oz. For 2022, Puna’s silver production was 8.4 million ounces at cost of sales of $17.48/oz and AISC of $15.50/oz, all metrics within the mine’s original full year guidance range. In 2023, Puna is expected to produce 8.0 to 9.0 million ounces of silver, 50 – 55% weighted to the second half of 2023, at mine site cost of sales of $18.00 to $19.50 per payable ounce and AISC of $16.25 to $17.75 per payable ounce.
▪Closed the acquisition of Taiga Gold Corp.: On April 14, 2022, the Company completed the acquisition of all of the issued and outstanding shares of Taiga Gold Corp. The transaction consolidated a 100% interest in the Fisher property contiguous to the Seabee mine, eliminated a 2.5% NSR royalty on the Fisher property, and added five new properties covering over 29,100 hectares to complement the Company’s existing exploration platform in the underexplored and geologically prospective Province of Saskatchewan. The Company’s Saskatchewan assets now cover an area of approximately 131,150 hectares. In 2023, up to 35% of Seabee’s exploration budget is planned for follow-up drilling of targets on the Fisher property.
▪Completed the sale of the non-core Pitarrilla project: On July 6, 2022 the Company announced the closing of the sale of the Pitarrilla project to Endeavour Silver following receipt of all required regulatory approvals and satisfaction of customary closing conditions. As consideration for the sale, SSR Mining received $35.0 million in cash, $35.0 million (3) in common shares of Endeavour Silver, and a 1.25% net smelter return royalty on the Pitarrilla property. The sale was originally announced on January 13, 2022.
▪Closed the acquisition of an additional 30% ownership in Kartaltepe: In the fourth quarter of 2022, the Company announced and completed an agreement to acquire an additional 30% ownership interest in the Kartaltepe Mining Joint Venture at the Çöpler District from partner Lidya Mining for total cash consideration of $150.0 million (the “Kartaltepe Transaction”), streamlining operating, financial and exploration activities across the Ҫӧpler District while creating tangible synergies. The Company now owns 80% of the entirety of the Çöpler District.

SSR Mining Inc.	PAGE 3

▪Delivered strong near-mine exploration results across the portfolio: In the fourth quarter of 2022, SSR Mining announced positive exploration updates from Çöpler’s Çakmaktepe Extension, Seabee, and Marigold. These results showcase the opportunities for growth across SSR Mining’s global platform and may be incorporated into future MRMR updates as the required technical work is completed at each respective project.
(3)The fair value of the common shares of Endeavour Silver on July 6, 2022 was $25.6 million. See Note 3 to the Condensed Consolidated Financial Statements in SSR Mining’s Form 10-K filed February 22, 2023 for more information.

SSR Mining Inc.	PAGE 4

Financial and Operating Highlights
A summary of the Company's consolidated financial and operating results for the three and twelve months ended December 31, 2022 and December 31, 2021 are presented below:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31,
	2022	2021	2022	2021
Financial Results
Revenue	$306,377	$407,919	$1,148,033	$1,474,199
Operating income	$39,367	$118,816	$190,268	$444,375
Net income	$95,177	$156,499	$210,428	$425,922
Net income attributable to equity holders of SSR Mining	$93,884	$127,435	$194,140	$368,076
Basic net income per share attributable to equity holders of SSR Mining	$0.45	$0.60	$0.92	$1.70
Diluted net income per share attributable to equity holders of SSR Mining	$0.43	$0.57	$0.89	$1.63
Adjusted attributable net income (4)	$25,580	$98,259	$144,814	$401,757
Adjusted basic attributable net income per share (4)	$0.12	$0.46	$0.69	$1.86
Adjusted diluted attributable net income per share (4)	$0.12	$0.44	$0.67	$1.78

Cash generated by operating activities before changes in working capital (4)	$95,463	$157,218	$308,166	$638,281
Cash generated by operating activities	$118,097	$184,606	$160,896	$608,986
Cash generated by (used in) investing activities	$(166,299)	$1,362	$(236,282)	$(129,137)
Cash generated by (used in) financing activities	$(33,148)	$(29,380)	$(271,782)	$(319,769)

Operating Results
Gold produced (oz)	153,187	185,044	522,159	683,446
Gold sold (oz)	146,385	186,159	521,928	689,354
Silver produced ('000 oz)	2,389	2,044	8,397	8,010
Silver sold ('000 oz)	2,098	2,461	7,864	7,810
Lead produced ('000 lb) (5)	13,422	11,318	41,004	37,695
Lead sold ('000 lb) (5)	10,138	12,748	38,393	33,378
Zinc produced ('000 lb) (5)	3,643	3,208	8,583	13,642
Zinc sold ('000 lb) (5)	1,452	4,855	6,998	10,751

Gold equivalent produced (oz) (6)	182,655	211,140	623,819	794,456
Gold equivalent sold (oz) (6)	172,308	218,271	617,135	797,602

Average realized gold price ($/oz sold)	$1,749	$1,798	$1,811	$1,800
Average realized silver price ($/oz sold)	$18.58	$23.48	$19.58	$22.92

Cost of sales per gold equivalent ounce sold (6)	$1,064	$861	$985	$842
Cash cost per gold equivalent ounce sold (4, 6)	$1,019	$697	$928	$698
AISC per gold equivalent ounce sold (4, 6)	$1,358	$961	$1,339	$955

Financial Position	December 31, 2022		December 31, 2021
Cash and cash equivalents	$	655,453	$	1,017,562
Current assets	$	1,376,435	$	1,600,314
Total assets	$	5,254,657	$	5,211,438
Current liabilities	$	279,252	$	283,882
Total liabilities	$	1,128,458	$	1,158,921
Working capital (7)	$	1,097,183	$	1,316,432
(4)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before changes in working capital, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income, cost of sales, and cash generated by operating activities, which are the most comparable GAAP financial measures.
(5)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(6)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the gold equivalent ounce calculations
(7)Working capital is defined as current assets less current liabilities.

SSR Mining Inc.	PAGE 5

Updated Mineral Reserves and Resources for Year End 2022
SSR Mining reported its updated MRMR as of December 31, 2022 in the Company’s Annual Report. For a detailed summary by asset, please refer to Item 2 Properties in the annual report, and for a reconciliation of year-over-year changes to the MRMR figures below, please see “Supplemental Mineral Reserve and Mineral Resource Information” at the end of this news release.
As per Subpart 1300 of Regulation S-K, MRMR are presented on an attributable basis.
The MRMR as of December 31, 2022 reflect depletion that occurred through mining activity, stockpile changes and changes resulting from asset acquisitions and divestments completed during 2022. SSR Mining continues to advance exploration and resource development activities at each of its assets, and this data will be incorporated into MRMR statements as the accompanying technical work so dictates. A summary of the Company’s year-end 2022 MRMR are presented below:
▪Commodity price assumptions unchanged from 2021: Commodity prices used in the calculation of Mineral Reserves for both 2022 and 2021 are $1,350/oz gold, $18.50/oz silver, $0.90/lb of lead, $1.05/lb of zinc, and $3.30/lb copper. Mineral Resource prices of $1,750/oz gold, $22.00/oz silver, $0.95/lb lead, $1.15/lb zinc and $3.95/lb copper were unchanged from 2021.
▪Acquisition of an additional 30% of Kartaltepe; Pitarrilla divested: In the fourth quarter of 2022, SSR Mining closed the Kartaltepe Transaction, consolidating SSR Mining’s 80% ownership of the entire Çöpler district. On an attributable basis, the transaction added 64,000 gold equivalent ounces in Mineral Reserves, 123,000 gold equivalent ounces in Measured and Indicated Mineral Resources, and 124,000 gold equivalent ounces in Inferred Mineral Resources to the Company’s MRMR. The accretive sale of the non-core Pitarrilla project in 2022 drove the reduction of silver and base metal Mineral Resources.
▪Mineral Reserves: Gold Mineral Reserves as of December 31, 2022 were 7.6 million, down 5% or 0.4 million ounces as compared to year-end 2021 Mineral Reserves reflecting mine depletion. Total gold equivalent Mineral Reserves as of December 31, 2022 were 8.3 million ounces, down 6% or 0.6 million ounces from 8.9 million ounces as compared to year-end 2021.
▪Measured and Indicated Mineral Resources: Gold Measured and Indicated Mineral Resources as of December 31, 2022 were 5.8 million ounces, effectively flat as compared to year-end 2021. Total gold equivalent Measured and Indicated Mineral Resources were 7.3 million ounces, a decrease of 9.5 million ounces from the prior year as a result of the divestment of the Pitarrilla project in 2022.
▪Inferred Mineral Resources: Gold Inferred Mineral Resources of 4.7 million ounces increased by 2% or 0.1 million ounces as compared to year-end 2021 Inferred Mineral Resources, a result of the acquisition of an additional 30% interest at the Kartaltepe licenses. Gold equivalent Inferred Mineral Resources of 5.8 million ounces decreased by 6% or 0.3 million ounces as compared to year-end 2021 Inferred Mineral Resources. This was largely driven by lower silver ounces as a result of the sale of Pitarrilla in 2022.

SSR Mining Mineral Reserves and Resources as of December 31, 2022 (8)

	Gold	y/y	Silver	y/y	Lead	Zinc	Copper	GEO (11)
	koz	%	koz	%	Mlb	Mlb	Mlb	Koz
Total P+P Reserves (9)	7,620	(5%)	39,903	(13%)	190	37	7	8,339
Total M&I Resource (10)	5,753	0%	67,162	(89%)	111	281	224	7,349
Total Inferred Resource	4,716	2%	38,696	(41%)	2	178	228	5,836
(8)MRMR are shown as attributable to SSR Mining only. SSR owns 80% of the Çöpler district.
(9)At Seabee, a $1,600/oz gold price was used in the calculation of Mineral Reserves for 2021 and 2022 to better align with site-level mine plans.
(10)Measured and indicated Mineral Resources are shown exclusive of Mineral Reserves.
(11)All gold equivalent ounces (GEO) figures are based on the above-mentioned commodity prices. metal equivalence is calculated for the respective and applicable metals as follows: AuEq = Au koz + ((Ag koz * Ag price) + (Pb klb * Pb price per pound) + (Zn klb * Zn price per pound) + (Cu klb * Cu price per pound)) / (Au price per ounce).

SSR Mining Inc.	PAGE 6

Çöpler, Türkiye
(amounts presented on 100% basis)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2022	2021	2022	2021
Gold produced (oz)	65,603	92,069	191,366	329,276
Gold sold (oz)	59,949	94,333	192,811	333,761

Ore mined (kt)	1,407	2,270	3,161	9,750
Waste removed (kt)	5,596	4,124	17,311	15,015
Total material mined (kt)	7,003	6,395	20,472	24,765
Strip ratio	4.0	1.8	5.5	1.5

Ore stacked (kt)	249	95	459	1,786
Gold grade stacked (g/t)	1.22	1.07	1.06	1.24

Ore milled (kt)	748	609	2,068	2,325
Gold mill feed grade (g/t)	2.75	4.11	2.86	3.71
Gold recovery (%)	86.8	91.0	87.0	91.0

Average realized gold price ($/oz sold)	$1,743	$1,789	$1,826	$1,800
Cost of sales ($/oz gold sold)	$1,065	$667	$985	$794
Cash costs ($/oz gold sold) (12)	$1,053	$474	$969	$578
AISC ($/oz gold sold) (12)	$1,269	$591	$1,328	$713

(12)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. For the three and twelve months ended December 31, 2022, cash costs and AISC per ounce of gold sold include the impact of any fair value adjustment on acquired inventories. For the three and twelve months ended December 31, 2021, cash costs and AISC per ounce of gold sold exclude the impact of any fair value adjustment on acquired inventories.
For the three months ended December 31, 2022 and 2021, Çöpler produced 65,603 and 92,069 ounces of gold, respectively. During the fourth quarter of 2022, cost of sales was $1,065 per ounce while AISC were $1,269 per ounce. The sulfide plant operated at an average throughput rate of more than 8,000 tonnes per day in the fourth quarter of 2022, a quarterly record and reflecting the successful restart of operations that began in the third quarter of 2022.
For the twelve months ended December 31, 2022 and 2021, Çöpler produced 191,366 and 329,276 ounces of gold, respectively. During the full year 2022, cost of sales was $985 per ounce while AISC were $1,328 per ounce. Operations at Çöpler were suspended in late June until late September in response to a leak of leach solution containing diluted cyanide at the Çöpler mine site on June 21, 2022. After completing the required improvement initiatives in early August, the Company received the required regulatory approvals on September 22, 2022 from Türkiye’s Government authorities and all operations were subsequently restarted.
In 2023, Çöpler is expected to produce 240,000 to 270,000 ounces of gold at mine site cost of sales of $1,070 to $1,100 per payable ounce and AISC of $1,245 to $1,295 per payable ounce, reflecting the costs associated with the ramp up of mining activity at the Çakmaktepe Extension starter pit, where first production is expected in 2023. Ҫӧpler’s production profile is approximately 55% weighted to the second half of 2023, reflecting a second half weighted grade profile and the planned maintenance shutdown in the second quarter of 2023. The C2 expansion project continues to progress towards a pre-feasibility study, including maiden Mineral Reserves and updated Mineral Resources, anticipated in the second half of 2023.

SSR Mining Inc.	PAGE 7

Marigold, USA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2022	2021	2022	2021
Gold produced (oz)	62,875	57,405	194,668	235,282
Gold sold (oz)	62,936	58,496	195,617	236,847

Ore mined (kt)	4,861	4,478	18,061	19,999
Waste removed (kt)	15,880	21,221	72,166	79,885
Total material mined (kt)	20,741	25,699	90,227	99,884
Strip ratio	3.3	4.7	4.0	4.0

Ore stacked (kt)	4,861	4,478	18,061	19,999
Gold grade stacked (g/t)	0.60	0.39	0.56	0.41

Average realized gold price ($/oz sold)	$1,719	$1,811	$1,747	$1,763
Cost of sales ($/oz gold sold)	$1,004	$1,085	$1,053	$925
Cash costs ($/oz gold sold) (13)	$1,010	$1,095	$1,056	$926
AISC ($/oz gold sold) (13)	$1,160	$1,332	$1,378	$1,187

(13)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure.
For the three months ended December 31, 2022 and 2021, Marigold produced 62,875 and 57,405 ounces of gold, respectively. The fourth quarter of 2022 represented a strong finish to the year for Marigold and included the continued recovery of the higher grade ounces stacked earlier in 2022. During the fourth quarter of 2022, cost of sales was $1,004 per ounce while AISC were $1,160 per ounce.
For the twelve months ended December 31, 2022 and 2021, Marigold produced 194,668 and 235,282 ounces of gold, respectively. During the full year 2022, cost of sales was $1,053 per ounce while AISC were $1,378 per ounce.
In 2023, Marigold is expected to produce 260,000 to 290,000 ounces of gold at mine site cost of sales of $1,000 to $1,030 per payable ounce and AISC of $1,315 to $1,365 per ounce. For the full year, production is expected to be 60 to 70% weighted to the second half of 2023, reflecting a slower than expected leach cycle due to the increased proportion of finer ore stacked to the pads earlier in 2022. Marigold’s cost profile is expected to largely reflect the 2023 production profile, with first half costs above the full-year guidance range and the lowest cost periods in the third and fourth quarters.
Activities to enhance and extend the Marigold life of mine plan are continuing to advance. This includes accelerating spend associated with waste stripping activity at the Red Dot target in order to optimize the production profile for the remainder of the decade. In 2023, $28 million of Marigold’s $81 million sustaining capital budget is allocated to the purchase of new haul trucks. The stripping activity associated with Red Dot accounts for nearly $100 per ounce of SSR Mining’s corporate-level cost of sales. .

SSR Mining Inc.	PAGE 8

Seabee, Canada

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2022	2021	2022	2021
Gold produced (oz)	24,709	35,570	136,125	118,888
Gold sold (oz)	23,500	33,330	133,500	118,746

Ore mined (kt)	118	97	425	384
Waste removed (kt)	90	63	291	272
Total material mined (kt)	208	160	716	656

Ore milled (kt)	119	113	414	382
Gold mill feed grade (g/t)	6.69	10.32	10.36	9.92
Gold recovery (%)	97.2	98.3	98.0	98.4

Average realized gold price ($/oz sold)	$1,725	$1,805	$1,795	$1,800
Cost of sales ($/oz gold sold)	$909	$578	$559	$559
Cash costs ($/oz gold sold) (14)	$911	$542	$561	$521
AISC ($/oz gold sold) (14)	$1,234	$738	$823	$804

(14)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure.
For the three months ended December 31, 2022 and 2021, Seabee produced 24,709 and 35,570 ounces of gold, respectively. Underground mining and plant throughput in the fourth quarter averaged approximately 1,300 tonnes per day, highlighting the ongoing success of continuous improvement initiatives at the mine. During the fourth quarter of 2022, cost of sales was $909 per ounce while AISC were $1,234 per ounce.
For the twelve months ended December 31, 2022 and 2021, Seabee produced 136,125 and 118,888 ounces of gold, respectively. Gold production in 2022 was a record in Seabee’s 30-year operating life. During the full year 2022, cost of sales was $559 per ounce while AISC were $823 per ounce.
In 2023, Seabee is expected to produce 100,000 to 110,000 ounces of gold at mine site cost of sales of $810 to $840 per payable ounce and AISC of $1,160 to $1,210 per payable ounce. Seabee’s production is expected to be 55% weighted to the second half of the year, as processed grades are expected to be lowest in the first and second quarters of 2023 before improving in the second half. Mine and plant productivity are expected to average between 1,250 and 1,300 tonnes per day through 2023. Cost of sales and AISC are expected to be highest in the first half of the year, particularly in the first quarter, reflecting the concentration of capital spend associated with the Seabee ice road.

SSR Mining Inc.	PAGE 9

Puna, Argentina

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2022	2021	2022	2021
Silver produced ('000 oz)	2,389	2,044	8,397	8,010
Silver sold ('000 oz)	2,098	2,461	7,864	7,810
Lead produced ('000 lb)	13,422	11,318	41,004	37,695
Lead sold ('000 lb)	10,138	12,748	38,393	33,378
Zinc produced ('000 lb)	3,643	3,208	8,583	13,642
Zinc sold ('000 lb)	1,452	4,855	6,998	10,751
Gold equivalent sold ('000 oz) (15)	25,923	32,112	95,207	108,248

Ore mined (kt)	455	398	1,851	1,449
Waste removed (kt)	2,017	2,429	8,634	9,594
Total material mined (kt)	2,472	2,827	10,485	11,043
Strip ratio	4.4	6.1	4.7	6.6

Ore milled (kt)	415	429	1,638	1,643
Silver mill feed grade (g/t)	186.5	154.4	166.7	158.0
Lead mill feed grade (%)	1.59	0.50	1.23	1.12
Zinc mill feed grade (%)	0.69	1.27	0.49	0.57
Silver mill recovery (%)	95.8	96.1	95.7	95.8
Lead mill recovery (%)	92.0	94.4	92.3	93.0
Zinc mill recovery (%)	57.9	67.4	48.7	65.6

Average realized silver price ($/oz sold)	$18.58	$23.48	$19.58	$22.92
Cost of sales ($/oz sold)	$16.53	$17.15	$17.48	$15.51
Cash costs ($/oz silver sold) (16)	$13.01	$10.24	$13.23	$10.56
AISC ($/oz silver sold) (16)	$15.97	$11.62	$15.50	$12.40

(15)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(16)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure.
For the three months ended December 31, 2022 and 2021, Puna produced 2.4 million and 2.0 million ounces of silver, respectively. During the fourth quarter of 2022, cost of sales was $16.53 per ounce of silver sold while AISC were $15.97 per ounce of silver sold.
For the twelve months ended December 31, 2022 and 2021, Puna produced 8.4 million ounces of silver and 8.0 million ounces of silver. During the full year 2022, cost of sales was $17.48 per ounce of silver sold while AISC were $15.50 per ounce of silver sold.
In 2023, Puna is expected to produce 8.0 to 9.0 million ounces of silver at mine site cost of sales of $18.00 to $19.50 per payable ounce and AISC of $16.25 to $17.75 per payable ounce. Production is expected to be 50 to 55% weighted to the second half of 2023, driven largely by grades that peak in the third quarter, while tonnes processed are targeted to remain at approximately 4,500 tonnes per day throughout the year. Cost of sales and AISC are expected to be highest in the first half of 2023, including a peak in the second quarter, reflecting the site-level capital spend profile.

SSR Mining Inc.	PAGE 10

Conference Call Information
This news release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.
▪Conference call and webcast: Wednesday, February 22, 2023, at 5:00 pm EST.

Toll-free in U.S. and Canada:	+1 (800) 319-4610
All other callers:	+1 (604) 638-5340
Webcast:	‘http://ir.ssrmining.com/investors/events
▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	‘+1 (855) 669-9658, replay code 9634
All other callers:	‘+1 (412) 317-0088, replay code 9634

Dividend Declaration
On February 22, 2023 the Board of Directors declared a quarterly cash dividend of $0.07 per common share, payable on March 30, 2023 to holders of record at the close of business on March 3, 2023. This dividend qualifies as an eligible dividend for Canadian income tax purposes.
The dividend payment applies to holders of SSR Mining’s common shares, which trade on the Toronto Stock Exchange and the Nasdaq under the symbol SSRM, and to holders of its CHESS Depositary Interests (“CDIs”), which trade on the Australian Securities Exchange under the symbol SSR. Each CDI confers a beneficial interest in one common share. Therefore, CDI holders are entitled to a dividend calculated on the same basis as the holders of SSR Mining’s common shares.
SSR Mining has sought and been granted a temporary waiver of certain of the ASX Settlement Operating Rules. Under the authority of the waiver, the processing of conversions of common shares to CDIs, or CDIs to common shares, lodged on or after or after March 2, 2023, will be deferred until after the record date of March 3, 2023. The key dates with respect to the dividend are as follows:

Last date for processing requests to convert CDIs into common shares and to convert common shares into CDIs before the record date for the dividend	March 1, 2023
CDIs trade on the ASX on an ex‐dividend basis	March 2, 2023
Common shares trade on the TSX and Nasdaq on an ex‐dividend basis	March 2, 2023
Record date for the dividend	March 3, 2023
Processing recommences for requests to convert CDIs into common shares and to convert common shares into CDIs	March 6, 2023
Common share dividend payment date (in Canada and the United States)	March 30, 2023
Payment of dividend to CDI holders (in Australia)	March 31, 2023
Payments to Canadian shareholders will be made in Canadian dollars based on the exchange rate on the record date as reported by the Bank of Canada. Payments to other shareholders will be made in U.S. dollars. For CDI holders, payments will be made in Australian dollars, and it is expected to be based on the prevailing exchange rate sourced from the wholesale foreign exchange market on or around 5 business days after the record date.

SSR Mining Inc.	PAGE 11

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. Over the last three years, the four operating assets combined have produced on average more than 700,000 gold-equivalent ounces annually. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

SSR Mining Inc.	PAGE 12

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to the COVID-19 pandemic, including the duration, severity and scope of the pandemic and potential impacts on mining operations; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR and the Canadian securities regulatory authorities on SEDAR.

Forward-looking information and statements in this news release include any statements concerning, among other things: forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; expectations regarding COVID-19, its ongoing impact on us and any interruptions it may cause on our operations; renewal of the NCIB program; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

SSR Mining Inc.	PAGE 13

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Cash costs, AISC per ounce sold, adjusted attributable net income (loss), free cash flow, and net cash are Non-GAAP Measures with no standardized definition under U.S GAAP.

Non-GAAP Measure – Net Cash
Net cash and net debt are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash is a useful measure for shareholders as it helps evaluate the strength of liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$655,453	$1,017,562
Restricted cash	$33,653	$35,303
Total Cash	$689,106	$1,052,865

Short and Long Term Portion of Term Loan	$70,000	$140,000
Face Value of 2019 Convertible Note	$230,000	$230,000
Other Debt	$1,797	$1,450
Total Debt	$301,797	$371,450

Net Cash (Debt)	$387,309	$681,415

Non-GAAP Measure - Cash Costs and AISC
The Company uses cash costs per ounce of precious metals sold to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits. Thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations.

AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.

The Company believes that AISC represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

SSR Mining Inc.	PAGE 14

The following tables provide a reconciliation of cost of sales to cash costs and AISC:

	Three Months Ended December 31, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (17)	$63,839	$63,173	$21,360	$34,669	$—	$183,041
By-product credits	$(726)	$(30)	$(14)	$(11,107)	$—	$(11,877)
Treatment and refining charges	$—	$393	$53	$3,723	$—	$4,169
Cash costs (non-GAAP)	$63,113	$63,536	$21,399	$27,286	$—	$175,334
Sustaining capital expenditures	$10,411	$8,083	$6,664	$2,361	$—	$27,519
Sustaining exploration and evaluation expense	$764	$800	$—	$3,388	$—	$4,951
Care and maintenance (18)	$—	$—	$—	$—	$—	$—
Reclamation cost accretion and amortization	$643	$585	$930	$432	$—	$2,590
General and administrative expense and stock-based compensation expense	$1,125	$—	$—	$33	$22,081	$23,239
Total AISC (non-GAAP)	$76,055	$73,004	$28,993	$33,499	$22,081	$233,632

Gold sold (oz)	59,949	62,936	23,500	—	—	146,385
Silver sold (oz)	—	—	—	2,097,482	—	2,097,482
Gold equivalent sold (oz) (19, 20)	59,949	62,936	23,500	25,657	—	172,042

Cost of sales per gold ounces sold	1,065	1,004	909	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	16.53	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,065	1,004	909	1,351	N/A	1,064
Cash cost per gold ounce sold	1,053	1,010	911	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	13.01	N/A	N/A
Cash cost per gold equivalent ounce sold	1,053	1,010	911	1,063	N/A	1,019
AISC per gold ounce sold	1,269	1,160	1,234	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.97	N/A	N/A
AISC per gold equivalent ounce sold	1,269	1,160	1,234	1,306	N/A	1,358

	Three Months Ended December 31, 2021
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (17)	$62,962	$63,453	$19,249	$42,201	$—	$187,865
By-product credits	$(1,495)	$(29)	$(15)	$(21,127)	$—	$(22,665)
Treatment and refining charges	$—	$629	$87	$5,281	$—	$5,997
Incremental COVID-19 related costs (21)	$—	$—	$(1,260)	$(1,166)		$(2,426)
Fair value adjustment on acquired inventories	$(16,734)	$—	$—	$—	$22,849	$6,115
Cash costs (non-GAAP)	$44,734	$64,053	$18,061	$25,190	$22,849	$174,887
Sustaining capital expenditures	$9,287	$11,930	$6,417	$2,552	$—	$30,186
Sustaining exploration and evaluation expense	$625	$1,254	$—	$49	$—	$1,928
Reclamation cost accretion and amortization	$483	$683	$173	$406	$—	$1,745
General and administrative expense and stock-based compensation expense	$643	$—	$(47)	$389		$984
Total AISC (non-GAAP)	$55,772	$77,921	$24,604	$28,586	$22,849	$209,731

Gold sold (oz)	94,333	58,496	33,330	—	—	186,159
Silver sold (oz)	—	—	—	2,460,894	—	2,460,894
Gold equivalent sold (oz) (19, 20)	94,333	58,496	33,330	32,123	—	218,282

Cost of sales per gold ounces sold	667	1,085	578	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	17.15	N/A	N/A
Cost of sales per gold equivalent ounce sold	667	1,085	578	1,314	N/A	861
Cash cost per gold ounce sold	474	1,095	542	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	10.24	N/A	N/A
Cash cost per gold equivalent ounce sold	474	1,095	542	784	N/A	697
AISC per gold ounce sold	591	1,332	738	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	11.62	N/A	N/A
AISC per gold equivalent ounce sold	591	1,332	738	890	N/A	961
(17)Excludes depreciation, depletion, and amortization
(18)Care and maintenance expense in the AISC calculation only includes direct costs, as depreciation is not included in the calculation of AISC.
(19)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(20)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.
(21)COVID-19 related costs include direct, incremental costs associated with COVID-19.

SSR Mining Inc.	PAGE 15

	Year Ended December 31, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (17)	$189,825	$206,014	$74,679	$137,424	$—	$607,942
By-product credits	$(2,928)	$(125)	$(111)	$(48,124)	$—	$(51,288)
Treatment and refining charges	$—	$693	$316	$14,753	$—	$15,762
Cash costs (non-GAAP)	$186,897	$206,582	$74,884	$104,053	$—	$572,416
Sustaining capital expenditures	$31,189	$53,514	$32,980	$10,446	$—	$128,129
Sustaining exploration and evaluation expense	$2,875	$7,377	$—	$5,372	$—	$15,624
Care and maintenance (18)	$31,067	$—	$—	$—	$—	$31,067
Reclamation cost accretion and amortization	$1,320	$2,181	$1,983	$1,726	$—	$7,210
General and administrative expense and stock-based compensation expense	$2,794	$1	$11	$266	$68,588	$71,660
Total AISC (non-GAAP)	$256,142	$269,655	$109,858	$121,863	$68,588	$826,106

Gold sold (oz)	192,811	195,617	133,500	—	—	521,928
Silver sold (oz)	—	—	—	7,863,646	—	7,863,646
Gold equivalent sold (oz) (19, 20)	192,811	195,617	133,500	95,207	—	617,135

Cost of sales per gold ounces sold	985	1,053	559	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	17.48	N/A	N/A
Cost of sales per gold equivalent ounce sold	985	1,053	559	1,443	N/A	985
Cash cost per gold ounce sold	969	1,056	561	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	13.23	N/A	N/A
Cash cost per gold equivalent ounce sold	969	1,056	561	1,093	N/A	928
AISC per gold ounce sold	1,328	1,378	823	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.50	N/A	N/A
AISC per gold equivalent ounce sold	1,328	1,378	823	1,280	N/A	1,339

	Year Ended December 31, 2021
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (17)	$264,889	$219,035	$66,354	$121,096	$—	$671,374
By-product credits	$(5,989)	$(103)	$(94)	$(50,192)	$—	$(56,378)
Treatment and refining charges	$—	$956	$394	$15,724	$—	$17,074
Incremental COVID-19 related costs (21)	$—	$(649)	$(4,786)	$(4,151)	$—	$(9,586)
Fair value adjustment on acquired inventories	$(65,939)	$—	$—	$—	$—	$(65,939)
Cash costs (non-GAAP)	$192,961	$219,239	$61,868	$82,477	$—	$556,545
Sustaining capital expenditures	$35,015	$57,722	$33,010	$10,458	$—	$136,205
Sustaining exploration and evaluation expense	$992	$1,572	$—	$140	$—	$2,704
Reclamation cost accretion and amortization	$2,395	$2,738	$642	$1,624	$—	$7,399
General and administrative expense and stock-based compensation expense	$6,664	$(103)	$(28)	$2,165	$50,072	$58,770
Total AISC (non-GAAP)	$238,027	$281,168	$95,492	$96,864	$50,072	$761,623

Gold sold (oz)	333,761	236,847	118,746	—	—	689,354
Silver sold (oz)	—	—	—	7,810,282	—	7,810,282
Gold equivalent sold (oz) (19, 20)	333,761	236,847	118,746	108,248	—	797,602

Cost of sales per gold ounces sold	794	925	559	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	15.50	N/A	N/A
Cost of sales per gold equivalent ounce sold	794	925	559	1,119	N/A	842
Cash cost per gold ounce sold	578	926	521	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	10.56	N/A	N/A
Cash cost per gold equivalent ounce sold	578	926	521	762	N/A	698
AISC per gold ounce sold	713	1,187	804	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	12.40	N/A	N/A
AISC per gold equivalent ounce sold	713	1,187	804	895	N/A	955
(17)Excludes depreciation, depletion, and amortization
(18)Care and maintenance expense in the AISC calculation only includes direct costs, as depreciation is not included in the calculation of AISC.
(19)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(20)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.
(21)COVID-19 related costs include direct, incremental costs associated with COVID-19.

SSR Mining Inc.	PAGE 16

The following tables provide a reconciliation of production costs to cash costs and AISC used in our 2023 guidance:

		Current Guidance as of February 9, 2023
(operating guidance 100% basis) (22)		Çöpler	Marigold	Seabee	Puna	Corporate	Total
Gold Production	koz	240 — 270	260 — 290	100 — 110	—	—	600 — 670
Silver Production	Moz	—	—	—	8.0 — 9.0	—	8.0 — 9.0
Gold Equivalent Production	koz	240 — 270	260 — 290	100 — 110	100 — 110	—	700 — 780
Gold Sold	koz	240 — 270	260 — 290	100 — 110	—	—	600 — 670
Silver Sold	Moz	—	—	—	8.0 — 9.0	—	8.0 — 9.0
Gold Equivalent Sold	koz	240 — 270	260 — 290	100 — 110	100 — 110	—	700 — 780

Cost of Sales (GAAP) (23)	$M	265 — 290	270 — 290	78 — 88	150 — 160	—	763 — 828
By-Product Credits + Treatment & Refining Costs	$M	(2)	—	—	(32)	—	(34)
Cash Cost (non-GAAP)	$M	263 — 288	270 — 290	78 — 88	118 — 128	—	729 — 794
Sustaining Capital Expenditures (24)	$M	45	81	33	15	—	174
Sustaining Exploration Expenditures	$M	4	6	—	3	—	13
Reclamation Cost Accretion & Amortization	$M	2	2	4	2	—	10
General & Administrative	$M	—	—	—	—	68 — 73	68 — 73
All-In Sustaining Cost (non-GAAP)	$M	314 — 339	359 — 379	115 — 125	138 — 148	68 — 73	994 — 1,064

Cost of Sales per Ounce (GAAP) (25)	$/oz	1,070 — 1,100	1,000 — 1,030	810 — 840	18.00 — 19.50	—	1,055 — 1,115
Cash Cost per Ounce (non-GAAP) (25)	$/oz	1,060 — 1,090	1,000 — 1,030	810 — 840	14.00 — 15.50	—	1,015 — 1,075
All-In Sustaining Cost per Ounce (non-GAAP) (25)	$/oz	1,245 — 1,295	1,315 — 1,365	1,160 — 1,210	16.25 — 17.75	—	1,365 — 1,425

Growth Capital Expenditures	$M	40	—	2	—	—	42
Growth Exploration and Resource Development Expenditures (26)	$M	27	20	21	5	9	81
Total Growth Capital	$M	67	20	23	5	9	123
(22)Figures may not add due to rounding. Figures are reported on a 100% basis. Çöpler is 80% owned by SSR Mining.
(23)Excludes depreciation, depletion, and amortization.
(24)Excludes sustaining exploration and evaluation expenditures. Includes approximately $9 million in lease payments at Çöpler. Includes $19 million in underground mine development at Seabee.
(25)Çöpler, Marigold and Seabee costs per ounce based on gold ounces sold; Puna costs per ounce based on silver ounces sold. Gold equivalent ounces sold are used in the calculation for total costs per ounce.
(26)Growth exploration and resource development expenditures are shown on a 100% basis, of which SSR Mining attributable amount totals $76 million.

SSR Mining Inc.	PAGE 17

Non-GAAP Measure - Adjusted Attributable Net Income (loss)
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to equity holders of SSR Mining and net income (loss) per share attributable to equity holders of SSR Mining. Adjusted attributable net income (loss) is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including impairment charges; foreign exchange (gains) losses and inflationary impacts on tax balances; transaction, integration, and SEC conversion expenses; and other non-recurring items.

The following table provides a reconciliation of net income (loss) attributable to equity holders of SSR Mining to adjusted net income (loss) attributable to equity holders of SSR Mining:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31		December 31,
	2022	2021	2022	2021
Net income attributable to equity holders of SSR Mining (GAAP)	$93,884	$127,435	$194,140	$368,076
Interest saving on convertible notes, net of tax	$1,233	$1,227	$4,910	$4,889
Net income used in the calculation of diluted net income per share	$95,117	$128,662	$199,050	$372,965

Weighted-average shares used in the calculation of net income and adjusted net income per share
Basic	206,612	211,838	209,883	215,993
Diluted	219,227	224,069	222,481	228,241

Net income per share attributable to common stockholders (GAAP)
Basic	$0.45	$0.60	$0.92	$1.70
Diluted	$0.43	$0.57	$0.89	$1.63

Adjustments:
Fair value adjustment on acquired assets (27)	$—	$28,786	$—	$104,714
COVID-19 related costs (28)	$—	$2,426	$—	$9,586
Foreign exchange loss (gain)	$12,727	$(6,533)	$32,460	$(3,629)
Alacer transaction and integration costs	$—	$2,780	$—	$8,595
Gain on Kartaltepe acquisition	$(81,852)	$—	$(81,852)	$—
Pitarrilla transaction costs	$—	$—	$1,561	$—
SEC conversion costs	$—	$2,400	$1,255	$2,645
Impairment of long-lived and other assets	$—	$(2,079)	$—	$20,275
Change in fair value of marketable securities	$(4,438)	$4,269	$(602)	$10,741
Loss (gain) on sale of mineral properties, plant and equipment	$288	$50	$1,501	$(412)
Income tax impact related to above adjustments	$1,079	$(8,672)	$(966)	$(34,120)
Foreign exchange (gain) loss and inflationary impacts on tax balances	$3,892	$(52,622)	$(14,128)	$(97,288)
Other tax adjustments (29)	$—	$—	$11,445	$—
Impact of tax rate change on fair value adjustments	$—	$19	$—	$12,574
Adjusted net income attributable to equity holders of SSR Mining (Non-GAAP)	$25,580	$98,259	$144,814	$401,757

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.12	$0.46	$0.69	$1.86
Diluted	$0.12	$0.44	$0.67	$1.78

(27)Fair value adjustments on acquired assets relate to the acquisition of Alacer's inventories and mineral properties.
(28)COVID-19 related costs include direct, incremental costs associated with COVID-19 at all operations.
(29)Represents charges related to a tax settlement and an uncertain tax position.

SSR Mining Inc.	PAGE 18

Non-GAAP Measure - Free Cash Flow
The Company uses free cash flow, cash flow from operating activities before changes in working capital, and free cash flow before changes in working capital to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31
	2022	2021	2022	2021
Net cash provided by operating activities (GAAP)	$118,097	$184,606	$160,896	$608,986
Expenditures on mineral properties, plant, and equipment (30)	$(21,360)	$(35,886)	$(137,515)	$(164,810)
Free cash flow (non-GAAP)	$96,737	$148,720	$23,381	$444,176
(30)Represents purchases of plant and equipment, excluding purchases of mineral properties.

Starting in this period, we are presenting operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash flow from operating activities before changes in working capital by adjusting cash provided by operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.

The following table provides a reconciliation of cash provided by operating activities to free cash flow before changes in working capital:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31
	2022	2021	2022	2021
Net cash provided by operating activities (GAAP)	$118,097	$184,606	$160,896	$608,986
Net change in operating assets and liabilities	$(22,634)	$(27,388)	$147,270	$29,295
Cash generated by (used in) operating activities before changes in working capital (non-GAAP)	$95,463	$157,218	$308,166	$638,281
Expenditures on mineral properties, plant, and equipment (31)	$(21,360)	$(35,886)	$(137,515)	$(164,810)
Free cash flow before changes in working capital (non-GAAP)	$74,103	$121,332	$170,651	$325,139
(31)Represents purchases of plant and equipment, excluding purchases of mineral properties.

SSR Mining Inc.	PAGE 19

Supplemental Mineral Reserve and Mineral Resource Information
The Company provides a reconciliation for 2022 Mineral Reserves and Mineral Resource. The Company believes this information provides investors and analysts with useful information associated with changes in Mineral Reserves and Mineral Resources as compared to the prior year period. This information is meant to supplement MRMR information available in the Company’s Annual Report.

The following table provides a reconciliation of Mineral Reserves and Mineral Resource between December 31, 2021 to December 31, 2022:

	Gold	Silver	Lead	Zinc	Copper	Gold-Equivalent
Mineral Reserves and Mineral Resource (32, 36)	koz	koz	Mlb	Mlb	Mlb	koz (35)
Total P+P Mineral Reserves as of December 31, 2021 (33)	8,059	45,956	219	48	7	8,890
Mining depletion in 2022	(607)	(7,002)	(34)	(14)	0	(736)
Stockpile changes	106	793	5	3	0	123
Changes due to increased ownership of Kartaltepe	62	156	0	0	0	64
Changes due to the sale of Pitarrilla	n/a	n/a	n/a	n/a	n/a	n/a
Total P+P Mineral Reserves as of December 31, 2022 (33)	7,620	39,903	190	37	7	8,339
Total change in ounces	(439)	(6,053)	(29)	(11)	0	(551)
Total change in ounces (%)	(5%)	(13%)	(13%)	(23%)	0%	(6%)

Total M&I Mineral Resource as of December 31, 2021 (34)	5,728	593,498	1,430	3,584	239	16,860
Mining depletion in 2022	(92)	(1,509)	(7)	(6)	(15)	(152)
Changes due to increased ownership of Kartaltepe	117	440	0	0	0	123
Changes due to the sale of Pitarrilla	0	(525,267)	(1,312)	(3,297)	0	(9,482)
Total M&I Mineral Resource as of December 31, 2022 (34)	5,753	67,162	111	281	224	7,349
Total change in ounces	25	(526,336)	(1,319)	(3,303)	(15)	(9,511)
Total change in ounces (%)	0%	(89%)	(92%)	(92%)	(6%)	(56%)

Total Inferred Mineral Resource as of December 31, 2021	4,602	65,048	59	320	228	6,177
Mining depletion in 2022	(4)	(112)	(0)	(0)	(0)	(6)
Changes due to increased ownership of Kartaltepe	118	434	0	0	0	124
Changes due to the sale of Pitarrilla	0	(26,674)	(57)	(142)	0	(460)
Total Inferred Mineral Resource as of December 31, 2022	4,716	38,696	2	178	228	5,836
Total change in ounces	114	(26,352)	(57)	(142)	0	(341)
Total change in ounces (%)	2%	(41%)	(97%)	(44%)	0%	(6%)
(32)MRMR are shown as attributable to SSR Mining only. SSR owns 80% of the Çöpler district.
(33)At Seabee, a $1,600/oz gold price was used in the calculation of Mineral Reserves.
(34)Measured and indicated Mineral Resources are shown exclusive of Mineral Reserves.
(35)All gold equivalent ounces (GEO) figures are based on the above-mentioned commodity prices. metal equivalence is calculated for the respective and applicable metals as follows: AuEq = Au koz + ((Ag koz * Ag price) + (Pb klb * Pb price per pound) + (Zn klb * Zn price per pound) + (Cu klb * Cu price per pound)) / (Au price per ounce).
(36)Figures may not add due to rounding.

SSR Mining Inc.	PAGE 20